Exhibit 99.2

SHALA Project Analysis Findings Summary Document / 18th March 2013 ).

Summary of technical appraisal and valuation of Hydro Power Plant on Shala River

Introduction

SHALA ENERGY sh.p.k. (the “Company”) has signed a Concession Agreement with the Ministry of Economy, Trade and Energy of Republic of Albania for the construction of a hydropower plant cascade on Shala River in the northern part of Albania.

Pursuant to the Albanian legislation and the terms of the Concession Agreement, the Company holds all concession rights for 35 years (including Free Enjoyment) on construction and operation of the hydropower plant cascade on Shala River. The scheme of utilization of Shala River preview construction of a hydropower plants cascade with total installation capacity of 127,6 MW and average energy production for about 530,350,000 kWh/year (“Shala HPP”).

This report outlines the financial projections of Shala HPP during the concession period thus covering 35 years. The financial projections include projected income statements, cash flow statements and discounted cash flow statements. All amounts are in thousand Euro, unless otherwise stated.

A number of sensitivity analyses were run for evaluating the impact of critical success factors or equivalently key value drivers on Shala HPP key performance indicators. The main sensitivities cover the volume of energy produced. Additional sensitivities such as changes in the price of electricity have been run as well with the purpose of taking into consideration this other key factor.

For the purposes of financial projections the projected illustrative income statements, cash flow and discounted cash flow statements are presented in three scenarios, Scenario A, Scenario B and Scenario C, which differ between them depending on the volumes of energy produced (Appendices I, II and III).

Investment

The investment is expected to be constructed within a period of four years. According to the technical study the value of investments is expected to be 210,929,506 EURO and includes the costs of the civil works, equipment & machineries, transmission lines and other costs. According to the management of the Company, the shareholders will contribute 30% of the value of the investment, whereas the remaining will be supported by a long term loan to be obtained from an international financial institution. It is estimated that the investment will be amortized upon construction and throughout the concession period and the residual value at the end of such period is estimated to be 58,345,702 EURO. The construction of the Shala HPP will be completed in stages as detailed below:

•	15% of the construction will be completed in year 1
•	30% of the construction will be completed in year 2 and 3, respectively
•	25% of the construction will be completed in year 4

According to the technical study, a reinvestment of assets for an amount of 32,000,000 EURO is expected to be made on the 20th year.

The following is a graphical presentation of the categories composing the investment costs (excluding Value Added Tax).

Revenue assumptions

Volume of energy production

The average annual energy production as per the Concession Agreement for a total installed power of 127.6 MW is estimated to be around 530 GWH, which at the expected price of 0.076 EURO cent per kWh, translates to a total of some 40,000,000 EURO in the first year of full operation, which is the fifth year of the Concession Period. As the investment will be completed in stages, revenues of 14,700,000 EURO and 23,600,000 EURO are expected to be generated in the third and fourth year. For purposes of sensitivity analyses a reduction of 5% in Scenario B and of 10% in Scenario C is reflected in the financial projections. A growth index of 1.5% is applied throughout the projected period.

As stated in the Concession Agreement, 7% of the energy produced will be given to the Albanian government in the form of a concession fee. Therefore, 7% of the energy expected to be produced has been deducted when projecting the revenues.

Financing needs

The Company management plans to satisfy the financing of the investment needs through a long term loan. For the purposes of the financial projections, the terms of the external financing applied are as follows:

•	Loan amount - 147,650,654 EURO, 50% of which to be received in the 2nd year of construction and the other 50%, in the 3rd year of construction

•	Loan facility term – 16 years

•	Interest rate – 6% in Euro

•	Grace period – 2 years

In addition to long term financing, it is expected that the shareholders of the Company will contribute 63,278,852 EURO in the Company’s capital.

Summary of financial figures:

The financial projections are presented in the format of an income statement, cash flow statement and discounted cash flow statement for the projected period. The financial projections are presented in three scenarios which, which differ for the volume of the energy produced.

Presented below is a summary of key aspects of the financial projections under each scenario:

As it can be seen from the above table, Shala HPP will be able to generate significant revenues throughout the projected period, resulting in a Net Present Value exceeding the cost of investment.

EBITDA per share, Net Profit per share and NPV per share1 are positive in all three scenarios.

a Summary of other major KPIs deriving from the financial projections:

In summary, the indicative financial projections demonstrate the ability of Shala HPP to operate successfully and to generate sufficient operating cash flows. The sensitivity analyses reveal that Shala HPP’s performance is most sensitive to changes in the volume of energy produced and its sale price.

In general the hydrology study for the discharge calculations are reasonable. The surface run-off module of the Shala river basin is one of the highest in Albania. The specific annual surface run-off modules along the Shala river basin are over 100 l/s/km2. The calculated run-off coefficient is higher than one (> 1) as checked by the three gauging stations of the Shala River. Further investigations including gauging stations and hydro-meteorological ones will increase the reliability of all data.

1 Outstanding shares of 3Power Group of 113,036,248 as per the 31st of March 2012 Financial Statements was used to compute EBITDA, Net Profit and NPV per share.

Based on the Concession Agreement for the option 1 of the feasibility study for the total installed power of 127.6 MW, the average annual energy production is estimated to be around 530 GWh. In the proceeding phases of the project terrestrial surveying is obligatory for final adjustments of the energy model. It is noticed that the unit investment value per annual energy production for all the HPP-s in the cascade is within the range in Albanian market.

The total cost for civil works can be reduced significantly with an efficient management.

The construction period of each HPP is estimated to not exceed 2 years, except Vajvisht which should not exceed 4 years including design phase.

Regarding the concession attenuation value, actually in Albania it is in the range of 80’000 -150’000 Euro / MW installed power for 100% of assets transfer at the phase of project development with moderate feasibility data. Such price is depended on certain factors such as construction cost, annual production rate, location, expropriation, construction time period, construction site difficulties etc. The higher the price, the better are those factors. In ICE opinion Shala project should be at the range of 120-150 thousand Euro / MW installed power. For demonstration purpose 4 real cases are presented below, for confidentiality reason the names of the HPPs are not shown:

	Total Installed Power (MW)	Total Energy Production (GWh)	Share Transfer	Total Investment Cost (M €)	Equity (%)	Price
Case 1	14	65	30%	18	30	80% of equity
Case 2	5.5	20	90%	9	N/A	600’000 €
Case 3	11	44	100%	15	N/A	1’500’000 €
Case 4	7.5	33	100%	10	N/A	1’000’000 €
Case 5	30	150	50%	57	N/A	2’200’000 €
Case 6	20	85	100	30	N/A	2’400’000 €

* Prepared by ILLYRIAN CONSULTING ENGINEERS and Avanntive Consulting sh.p.k. based on management’s assumptions.